UNITED STATES DISTRICT COURT EASTERN DISTRICT OF NEW YORK X UNITED STATES OF AMERICA - against - Case No: HSBC HOLDINGS PLC, Defendant. X DEFERRED PROSECUTION AGREEMENT Defendant HSBC Holdings pic ("HSBC" or the "Company") pursuant to authority granted by the Company's Board of Directors, and the United States Department of Justice, Criminal Division, Fraud Section (the "Fraud Section"), enters into this deferred prosecution agreement (the "Agreement"). Criminal Information and Acceptance of Responsibility I. The Company acknowledges and agrees that the Fraud Section will file the attached two-count criminal Information in the United States District Court for the Eastern District of New York charging the Company with wire fraud in violation of 18 U.S.C. § 1343. In so doing, the Company: (a) knowingly waives its right to indictment on these charges, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts attached hereto as Attachment A and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Eastern District of New York. The Fraud Section agrees Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 2 of 50 PageID #: 27

to defer prosecution of the Company and any of its subsidiaries and majority-owned and controlled affiliates pursuant to the terms and conditions described below. 2. The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of the officers, directors, employees, and agents of certain of its subsidiaries and affiliates as charged in the Information, and as set forth in the attached Statement of Facts, and that the allegations described in the Information and the facts described in the attached Statement of Facts are true and accurate. Should the Fraud Section pursue the prosecution that is deferred by this Agreement, the Company and HSBC Bank pic ("HBEU") stipulate to the admissibility of the attached Statement of Facts in any proceeding by the Fraud Section, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the attached Statement of Facts at any such proceeding. Term of the Agreement 3. This Agreement is effective for a period beginning on the date on which the Information is filed and ending three years from that date (the "Term"). The Company agrees, however, that, in the event the Fraud Section determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the Term may be imposed by the Fraud Section, in its sole discretion, for up to a total additional time period of one year, without prejudice to the Fraud Section's right to proceed as provided in Paragraphs 16 through 20 below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the reporting requirement in Attachment D, for an equivalent period. Conversely, in the event the Fraud Section finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment D, and that the other provisions of this Agreement have been satisfied, the Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 3 of 50 PageID #: 28

Agreement may be terminated early, if the Court rejects the Agreement, all the provisions of the Agreement shall be deemed null and void, and the Term shall be deemed to have not begun. Relevant Considerations 4. The Fraud Section enters into this Agreement based on the individual facts and circumstances presented by this case and the Company, including: a. the Company did not receive voluntary disclosure credit because it did not voluntarily and timely disclose to the Fraud Section the conduct described in the Statement of Facts attached hereto as Attachment A ("Statement of Facts"); b. despite the Company's intention and commitment to cooperate from the outset of the investigation, the Company's initial cooperation with the government's investigation was deficient in certain respects. After being notified of the government's concerns - including that certain documents were not timely produced when requested and that the Company's internal investigation into the transactions described in the Statement of Facts was not satisfactory, the Company changed course. The Company replaced its lead outside counsel, conducted additional investigation into the transactions described in the Statement of Facts, made additional regular presentations to the Fraud Section, produced additional documents to the Fraud Section from foreign countries in ways that did not implicate foreign data privacy laws, and collected, analyzed and organized voluminous new evidence and information for the Fraud Section. For these reasons, the Company received substantial credit for its cooperation; c. the Company, after being alerted to the problems described above, provided to the Fraud Section all relevant facts known to it, including information about the individuals involved in the conduct described in the attached Statement of Facts and conduct disclosed to the Fraud Section prior to the Agreement; Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 4 of 50 PageID #: 29

d. the Company engaged in extensive remedial measures, including dedicating significant resources to improving its systems and controls. For example, the Company implemented algorithmic trading to manage risk around benchmark orders, updated its policies for sales, pricing, order handling, managing confidential client information and conflicts of interest, pre-hedging, and market abuse (including front-running), and engaged outside firms to audit its internal controls and to enhance its trade, voice, and audio surveillance. The Company also terminated the employment of employees involved in wrongdoing. e. the Company has enhanced and has committed to continuing to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement (Corporate Compliance Program); f. accordingly, after considering (a) through (e) above, the Company received an aggregate discount of fifteen percent off of the bottom of the otherwise-applicable U.S. Sentencing Guidelines fine range; g. based on the Company's remediation and the Company's agreement to report to the Fraud Section as set forth in Attachment D to this Agreement, the Fraud Section determined that an independent compliance monitor was unnecessary; h. the nature and seriousness of the offense conduct, including the $46.4 million that HSBC gained from the offense conduct from two different victim companies. The Company's Global Markets business also failed to prevent the misuse of confidential client information in these and other instances, which was due in part to a lack of adequate governance, risk management, compliance, and audit policies and procedures to ensure that its conduct complied with U.S. federal law. Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 5 of 50 PageID #: 30

i. at the time of its offense conduct the Company had no prior criminal history; and j. the Company, including through any of its subsidiaries and majority- owned and controlled affiliates, has agreed to continue to cooperate with the Fraud Section in any ongoing investigation of the conduct of the Company, its subsidiaries and majority-owned and controlled affiliates, or its officers, employees, or agents as described below in paragraphs 5 and 6. Future Cooperation and Disclosure Requirements 5. The Company shall cooperate fully with the Fraud Section in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and Attachment A-1, and any other conduct under investigation by the Fraud Section at any time during the Term, subject to applicable law and regulations, until the later of the date upon which all investigation and prosecutions arising out of such conduct are concluded, or the end of the term specified in paragraph 3, and shall cause its subsidiaries and majority-owned and controlled affiliates to do the same. At the request of the Fraud Section, the Company shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies, in any investigation of the Company, its subsidiaries and majority-owned and controlled affiliates, or any of their present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and Attachment A-1, and any other conduct under investigation by the Fraud Section at any time during the Term. The Company agrees that its cooperation pursuant to this paragraph, on behalf of itself and its subsidiaries and majority-owned and controlled affiliates, shall include, but not be limited to, the following: Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 6 of 50 PageID #: 31

a. The Company shall, subject to applicable law and regulations, truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or attorney work product doctrine with respect to the activities of the Company, its subsidiaries, its majority-owned and controlled affiliates, or the activities of present and former directors, officers, employees, agents, and consultants of the Company or any of its subsidiaries or majority-owned and controlled affiliates, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the Fraud Section may inquire relating to the conduct described in this Agreement, the attached Statement of Facts and Attachment A-1, and any other conduct under investigation by the Fraud Section at any time during the Term. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Fraud Section, upon request, any document, record or other tangible evidence about which the Fraud Section may inquire of the Company. b. Upon request of the Fraud Section, the Company shall designate knowledgeable employees, agents or attorneys to provide to the Fraud Section the information and materials described in Paragraph 5(a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information. c. The Company shall use its best efforts to make available for interviews or testimony, as requested by the Fraud Section, present or former officers, directors, employees, agents and consultants of the Company or any of its subsidiaries or majority-owned and controlled affiliates within one month of the Fraud Section's request. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 7 of 50 PageID #: 32

under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation. d. With respect to any information, testimony, documents, records or other tangible evidence provided to the Fraud Section pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government of such materials as the Fraud Section, in its sole discretion, shall deem appropriate. 6. In addition to the obligations in Paragraph 5, during the Term, should the Company, or any of its subsidiaries or majority-owned and controlled affiliates, learn of any evidence or allegation of conduct in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates that may constitute a violation of U.S. federal criminal law, the Company shall promptly report such evidence or allegation to the Fraud Section. Payment of Monetary Penalty 7. The Fraud Section and the Company agree that application of the United States Sentencing Guidelines ("USSG" or "Sentencing Guidelines") to determine the applicable fine range yields the following analysis: 1. The 2016 USSG are applicable to this matter. 2 Offense Level. Based upon USSG § 2B1.1, the total offense level is 33, calculated as follows: (a)(1) Base Offense Level 7 (b)(1) Amount of Loss: ($25M<Loss<$65M) +22 (b)(10) Substantial Part of Scheme Committed from Outside the United States / Sophisticated Means +2 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 8 of 50 PageID #: 33

(b)(l 6) Derived more than $1M in Gross Receipts from +2 one or more financial institutions TOTAL 33 Base Fine. Under USSG § 8C2.4, the Company's pecuniary gain is greater than the applicable amount set forth in the offense level fine table. Thus, using the Company's pecuniary gain under USSG §8C2.4(a)(2), the base fine is $46,400,000. Culoabilitv Score. Based upon USSG § 8C2.5, the culpability score is 8, calculated as follows: EXAMPLE: (a) Base Culpability Score 5 (b)(1) the unit of the organization had 5,000 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense +5 (g)(2) The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct. -2 TOTAL 'S Calculation of Fine Ranee: Base Fine $ 46,400,000 Multipliers 1.6 (min) / 3.2 (max) Fine Range $ 74,240,000 / $ 148,480,000 The Company agrees to pay a monetary penalty in the amount of $63,104,000 to the United States Treasury no later than five business days after the Agreement is fully executed. The Company and the Fraud Section agree that this penalty is appropriate given the facts and circumstances of this case, including the Company's cooperation, its disclosure of the relevant Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 9 of 50 PageID #: 34

facts, including information relating to the individuals involved in the offense conduct, and the Company's extensive remediation in this matter. The $63,104,000 penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Fraud Section that $63,104,000 is the maximum penalty that may be imposed in any future prosecution, and the Fraud Section is not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Fraud Section agrees that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. The Company acknowledges that no tax deduction may be sought in connection with the payment of any part of this $63,104,000 penalty. The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the penalty or restitution amounts that the Company pays pursuant to this Agreement or any other agreement entered into with an enforcement authority or regulator concerning the facts set forth in the attached Statement of Facts. Restitution and Disgorgement 8. In addition to the Monetary Penalty described above in Paragraph 7, the Company agrees to pay restitution pursuant to USSG § 8B1.1 for the conduct set forth in the attached Statement of Facts. With respect to the conduct relating to Cairn Energy, the Company reached a monetary settlement with Cairn on July 11, 2017. Pursuant to that settlement, the Company paid Cairn $8,075,000, which the Fraud Section credits as full restitution for Cairn. With respect to the conduct relating to Victim Company 2, the Company agrees to pay $38,400,000 to the Fraud Section as disgorgement, which shall be offset by the amount that the Company shall pay to Victim Company 2 as restitution for the offense conduct described in the attached Statement of Facts relating to that company. The Company shall pay the foregoing amount calculated 9 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 10 of 50 PageID #: 35

pursuant to the prior sentence, plus any associated transfer fees no later than thirty days after the Agreement is fully executed, pursuant to payment instructions provided by the Fraud Section. The Company agrees to sign any additional documents necessary to complete the transfer of the funds. Based on these payments, the Fraud Section agrees to not seek further disgorgement from the Company relating to the Cairn Energy and Victim Company 2 transactions under USSG §8C2.9. 9. The payment amount of $38,400,000 is final and shall not be refunded should the Fraud Section later determine that the Company has breached this Agreement and commences a prosecution against the Company. In the event of a breach of this Agreement and subsequent prosecution, the Fraud Section may pursue additional disgorgement or restitution in excess of that amount. The Fraud Section agrees that in the event of a subsequent breach and prosecution, it will recommend to the Court that the amounts paid pursuant to this Agreement be offset against whatever disgorgement or restitution that the Court shall impose as part of its judgment. The Company understands that such a recommendation will not be binding on the Court. Conditional Release from Liability 10. Subject to Paragraphs 16 through 20, the Fraud Section agrees, except as provided in this Agreement, that it will not bring any criminal case against the Company or any of its subsidiaries and majority-owned and controlled affiliates, relating to: (a) any of the conduct described in the attached Statement of Facts or the criminal Information filed pursuant to this Agreement; (b) any of the FX transactions listed on Attachment A-1 (filed under seal); (c) any other conduct related to FX transactions disclosed by the Company, its subsidiaries and majority- owned and controlled affiliates to the Fraud Section prior to the date this Agreement is executed by the Fraud Section; and (d) any other FX transactions executed in connection with a related corporate transaction or pursuant to a representation of confidentiality in which the conduct 10 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 11 of 50 PageID #: 36

occurred prior to the date this Agreement is executed by the Fraud Section, except that nothing herein shall preclude the Fraud Section from seeking disgorgement or restitution of any resulting profits of the Company and any of its subsidiaries and majority-owned and controlled affiliates relating to any such FX transaction. The conditional release from liability described herein does not however, extend to: (a) a prosecution for perjury or obstruction of justice; (b) a prosecution for making a false statement; (c) a prosecution or other proceeding relating to any crime of violence; or (d) a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. a. This Agreement does not provide any protection against prosecution for any future conduct by the Company or any of its subsidiaries and majority-owned and controlled affiliates. b. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company. Corporate Compliance Program 11. The Company represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of U.S. federal law concerning fraud and market manipulation throughout the Global Markets business of the Company, its subsidiaries, and majority-owned and controlled affiliates, including, but not limited to, the minimum elements set forth in Attachment C. 12. In order to address any deficiencies in its internal controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement: an audit of the Company's, including, as appropriate to cover its Global Markets business, its subsidiaries and majority-owned and controlled affiliates', internal controls and enhancements to its trade, voice, 11 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 12 of 50 PageID #: 37

and audio surveillance; a review and update of its policies for sales, pricing, order handling, managing confidential client information and conflicts of interest, pre-hedging, and market abuse (including front-running); the implementation of algorithmic trading for benchmark orders; post- trade reviews intended to identify potential misconduct; and will maintain documentation sufficient to prove that each employee responsible for handling confidential information was informed, at the time the employee is handling the information, the exact representations that have been made to the client about how its confidential information will be treated by the Company and the exact obligations agreed to be undertaken by the Company relating to the client's confidential information. Where necessary and appropriate, the Company agrees to modify its compliance program, including through its subsidiaries and majority-owned and controlled affiliates, including internal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of internal controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous compliance program that incorporates policies and procedures designed to effectively detect and deter violations of U.S. federal law concerning fraud and market manipulation in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates. The compliance program, including the internal controls system will include, but not be limited to, the minimum elements set forth in Attachment C. Corporate Compliance Reporting 13. The Company agrees that it will report to the Fraud Section annually during the Term regarding remediation and implementation of the compliance measures described in Attachment C. These reports will be prepared in accordance with Attachment D. 12 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 13 of 50 PageID #: 38

Deferred Prosecution 14. In consideration of the undertakings agreed to by the Company herein, the Fraud Section agrees that any prosecution of the Company and its subsidiaries and majority-owned and controlled affiliates for the conduct set forth in the attached Statement of Facts be and hereby is deferred for the Term. 15. The Fraud Section further agrees that if the Company fully complies with all of its obligations under this Agreement, the Fraud Section will not continue the criminal prosecution against the Company and its subsidiaries and majority-owned and controlled affiliates described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire. Within six months after the Agreement's expiration, the Fraud Section shall seek dismissal with prejudice of the criminal Information filed against the Company described in Paragraph 1, and agrees not to file charges in the future against the Company and its subsidiaries and majority-owned and controlled affiliates based on the conduct described in this Agreement and the attached Statement of Facts. Breach of the Agreement 16. If, during the Term, (a) the Company commits any felony under U.S. federal law for which it is liable under U.S. law; (b) the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates commits any felony under U.S. federal law involving an FX transaction executed in connection with a related corporate transaction or pursuant to a representation of confidentiality; (c) the Global Markets business of the Company, of its subsidiaries, or of its majority-owned and controlled affiliates in the New York, London, or Hong Kong metropolitan areas commits any felony under U.S. federal law; (d) the Company provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual 13 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 14 of 50 PageID #: 39

culpability; (e) the Company fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (f) the Company fails to implement a compliance program as set forth in Paragraphs 11 and 12 of this Agreement and Attachment C; or (g) the Company otherwise fails to completely perform or fulfill each of the Company's obligations under the Agreement, regardless of whether the Fraud Section becomes aware of such a breach after the Term is complete, the Company and its subsidiaries and majority-owned and controlled affiliates shall thereafter be subject to prosecution for any federal criminal violation of which the Fraud Section has knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Fraud Section in the U.S. District Court for the Eastern District of New York or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Fraud Section's sole discretion. Any such prosecution may be premised on information provided by the Company, its subsidiaries and majority-owned and controlled affiliates, or its personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts, Attachment A-1, or relating to conduct known to the Fraud Section prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company or HBEU, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution of HSBC Holdings pic or HBEU that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, the Company agrees that the statute of limitations as to any violation of U.S. federal criminal law in the Global Markets business of the Company, its subsidiaries, or 14 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 15 of 50 PageID #: 40

majority-owned and controlled affiliates involving the Company, HBEU, HSBC Bank USA, N.A. ("HBUS") in any geographic area, or The Hongkong and Shanghai Banking Corporation Limited ("HBAP") in the Hong Kong metropolitan area, that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of (a) the date upon which the Fraud Section is made aware of the violation or (b) the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations. 17. In the event the Fraud Section determines that the Company has breached this Agreement, the Fraud Section agrees to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the Fraud Section in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the Fraud Section shall consider in determining whether to pursue prosecution of the Company or its subsidiaries and majority- owned and controlled affiliates. 18. In the event that the Fraud Section determines that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Fraud Section or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Fraud Section against the Company and HBEU; and (b) the Company and HBEU shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of 15 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 16 of 50 PageID #: 41

the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company or HBEU prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company or HBEU, will be imputed to the Company or HBEU for the purpose of determining whether the Company or HBEU has violated any provision of this Agreement shall be in the sole discretion of the Fraud Section. 19. The Company acknowledges that the Fraud Section has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion. 20. Thirty days prior to the end of the period of deferred prosecution specified in this Agreement, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the Fraud Section that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement. Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed. Sale. Merger, or Other Change in Corporate Form of Company 21. Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, it undertakes any change in corporate form, including if it sells, merges, transfers business operations, or otherwise makes changes that are material to the Global Markets business of the Company, or its aggregated 16 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 17 of 50 PageID #: 42

subsidiaries and majority-owned and controlled affiliates, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest must also agree in writing that the Fraud Section's ability to breach under this Agreement is applicable in full force to that entity. The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void. The Company shall provide notice to the Fraud Section at least thirty days prior to undertaking any such sale, merger, transfer, or other change in corporate form. If the Fraud Section notifies the Company prior to such transaction (or series of transactions) that it has determined that the transaction(s) has the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined in the sole discretion of the Fraud Section, the Company agrees that such transaction(s) will not be consummated. In addition, if at any time during the Term the Fraud Section determines in its sole discretion that the Company has engaged in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, it may deem it a breach of this Agreement pursuant to Paragraphs 16-20 of this Agreement. Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Fraud Section. 17 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 18 of 50 PageID #: 43

Public Statements by Company 22. The Company expressly agrees that it and its subsidiaries and majority-owned and controlled affiliates shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company or its subsidiaries or majority- owned and controlled affiliates make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 16 through 20 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the attached Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Fraud Section. If the Fraud Section determines that a public statement by any such person contradicts in whole or in part a statement contained in the attached Statement of Facts, the Fraud Section shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the attached Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the attached Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company or its subsidiaries or majority- owned and controlled affiliates in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company. 18 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 19 of 50 PageID #: 44

23. The Company agrees that if it, or any of its subsidiaries or majority-owned and controlled affiliates, issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Fraud Section to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Fraud Section and the Company; and (b) whether the Fraud Section has any objection to the release. 24. The Fraud Section agrees, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company's cooperation and remediation. By agreeing to provide this information to such authorities, the Fraud Section is not agreeing to advocate on behalf of the Company, but rather is agreeing to provide facts to be evaluated independently by such authorities. Limitations on Binding Effect of Agreement 25. This Agreement is binding on the Company and the Fraud Section but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Fraud Section will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company. Notice 26. Any notice to the Fraud Section under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Chief, Securities and Financial Fraud Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Ave. NW, Washington, D.C., 20005. Any notice to the 19 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 20 of 50 PageID #: 45

Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Stuart A. Levey, Chief Legal Officer. HSBC Holdings pic, 8 Canada Square, London R14 SHQ-. with a copy to Kenneth L. Wainstein, Davis Polk & Wardwell LLP. 901 IS'"* Street, N.W., Washington, DC 20005. Notice shall be effective upon actual receipt by the Fraud Section or the Company. Comnletc Agreement 27. This Agreement, including its attachments, sets forth all the terms of the agreement bet>veen the Company and the Fraud Section. No amendments, modifications or additions to this Agreement shall be valid unless they arc in writing and signed by the Fraud Section, the attorneys for the Company and a duly authorized representative of the Company. AGREED: FOR HSBC HOLDINGS pic: Date: Smart A. Levey l^ie/l.egal (>rficer n ISBC Holdjiigs pic Date:Bv: Kenneth L. Wain.stein Neil II. MacBridc Michael Scheinkman Davis Polk & Wardwell LLP 20 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 21 of 50 PageID #: 46

Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Stuart A. Levey, Chief Legal Officer, HSBC Holdings pic, 8 Canada Square, London EI4 5HQ, with a copy to Kenneth L. Wainstein, Davis Polk & Wardwell LLP, 901 IS''' Street, N.W., Washington, DC 20005. Notice shall be effective upon actual receipt by the Fraud Section or the Company. Complete Agreement 27. This Agreement, including its attachments, sets forth all the terms of the agreement between the Company and the Fraud Section. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Fraud Section, the attorneys for the Company and a duly authorized representative of the Company. AGREED: FOR HSBC HOLDINGS pic: Date: Date r By: By: Stuart A. Levey Chief Legal Officer HSBC Holdings pic Kenneth L. Wainstein Neil H. MacBride Michael Scheinkman Davis Polk & Wardwell LLP 20 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 22 of 50 PageID #: 47

FOR THE DEPARTMENT OF JUSTICE: SANDRA L. MOSER Acting Chief, Fraud Section Criminal Division United States Department of Justice Date: I 2® I ^ BY: Carol Sipperly, Assistant Chief Brian Young, Assistant Chief Blake Goebel, Trial Attorney Date: 1/ / / IIS APPROVED BY: Befijamm^ Singer, Chief Securities and Financial Fraud Unit 21 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 23 of 50 PageID #: 48

COMPANY OFFICER'S CERTIFICATE 1 have read this Agreement and carefully reviewed every part of it with outside counsel for I I SBC Moldings pic (the "Company"). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines' provisions, and of the consequences of entering into this Agreement. I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines" provisions, and of tlie consequences of entering into the Agreement. No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me. or to my knowledge any person authorizing tliis Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsers representation in this matter. I certify that I am the Chief Legal Officer for the Company and that I have been duly authorized by the Company to e.xecute this Agreement on behalf of the Company, Date; HSBC Holdings pie Bv: . Sti^t Levey Cliief LegafOfficer Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 24 of 50 PageID #: 49

CERTIFICATE OF COUNSEL I am counsel for HSBC Holdings pic (the "Company") in the matter covered by this Agreement. In connection with such representation, 1 have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the Chief Legal Officer of the Company. 1 have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines' provisions and of the consequences of entering into this Agreement. To my knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one. Date: By: Kenneth L. Wainstein Davis Polk & Wardwell LLP Counsel for HSBC Holdings pic Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 25 of 50 PageID #: 50

ATTACHMENT A STATEMENT OF FACTS 1. The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the "Agreement") between the United States Department of Justice, Criminal Division, Fraud Section (the "Fraud Section") and HSBC Holdings pic (the "Company"). The Company and HSBC Bank pic ("HBEU") hereby agree and stipulate that the following information is true and accurate. The Company and HBEU admit, accept, and acknowledge that they are responsible for the acts of the officers, directors, employees, and agents of certain of the Company's subsidiaries and affiliates as set forth below. Should the Fraud Section pursue the prosecution that is deferred by this Agreement, the Company and HBEU agree that they will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding. The following facts establish beyond a reasonable doubt the charges set forth in the criminal Information attached to this Agreement: I. Background 2. HSBC was one of the largest banking and financial services institutions in the world, with operations in the Europe, Middle East, and Africa ("EMEA"), Asia-Pacific, and the Americas. HSBC, through certain of its subsidiaries and affiliates, operated a global foreign exchange ("FX") cash trading business, (collectively, "HSBC"). HSBC's three principal FX trading desks were located in New York, London and Hong Kong. 3. Prior to 2011, HSBC provided financial services to Cairn Energy pic ("Cairn"), an oil and gas exploration company. In December 2011, HSBC executed an FX transaction for Cairn in which it converted approximately 3.5 billion U.S. Dollars to British Pounds (the "Caim FX Transaction"). A-1 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 26 of 50 PageID #: 51

4. Prior to 2010, HSBC provided financial services to Victim Company 2, a financial services company. In March 2010, HSBC executed an FX transaction for Victim Company 2, as part of which it converted approximately £5.3 billion British Pounds to U.S. Dollars (the "Victim Company 2 FX Transaction"). II. Relevant Definitions 5. The "FX market" enabled participants to buy, sell, exchange and speculate on currencies. Participants in the FX market included financial institutions, central banks, hedge funds, investment management firms and corporations. 6. An "FX spot transaction" (sometimes referred to as an "FX transaction") involved the exchange of a given amount of one currency, such as the U.S. Dollar ("USD" or "Dollar"), for the equivalent amount of another currency, such as the British Pound ("GBP" or "Sterling"), at an agreed upon price. 7. A "currency pair" was the relation of two currencies to each other. The first currency of a currency pair was called the "base" currency, and the second currency was called the "quote" currency. For example, one currency pair was GBP/USD, or Sterling/Dollar (also referred to as "cable"). In this pair, GBP was the base currency and USD was the quote currency. An order to buy GBP/USD was an order to buy the base currency (GBP) using the quote currency (USD) to pay for the transaction. An order to sell GBP/USD was an order to sell the base currency (GBP) and to receive the quote currency (USD). For example, GBP/USD 1.5620 meant that one Pound Sterling could be exchanged for 1.5620 Dollars. 8. "Fixes" were benchmark exchange rates. WM/Reuters ("WMR"), a financial services company, published hourly "fix" rates for various currencies. The WMR fix at 4:00 PM London time (the "4 PM fix") was one of the most widely used fixes in the world. A-2 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 27 of 50 PageID #: 52

9. "P-books" was a phrase used by HSBC personnel to refer to internal HSBC accounts allocated to individual HSBC traders that allowed those traders to trade in any currency pair. Revenues generated in P-books accrued to the benefit of HSBC and were taken into account for purposes of evaluating each trader's performance, promotion potential and compensation. III. The Cairn Energy FX Transaction A. The Bidding Process 10. In approximately 2010, Cairn entered into an agreement with another company to sell part of its ownership interest in an Indian subsidiary for approximately $3.5 billion. Execution of the sale was dependent upon regulatory approval in India. If the sale was approved, Cairn planned to convert approximately $3.5 billion in sale proceeds into Sterling, which it then intended to distribute to its shareholders. In approximately 2011, Cairn, assisted by an advisory group (the "Advisor"), asked approximately ten banks, including HSBC, to bid on the right to execute the Cairn FX Transaction. 11. Prior to providing the banks with the details of the Cairn FX Transaction in a Request for Proposal ("RFP"), Cairn and the Advisor required the banks to enter into a confidentiality agreement that protected Cairn's confidential information relating to the Cairn FX Transaction. In the confidentiality agreement HSBC executed, HSBC agreed to "keep the Confidential Information strictly confidential and not to disclose, sell, trade, publish or otherwise dispose of such Confidential Information ... or discuss the same with, any third party, other than such duly authorised employees, officers and directors of [HSBC], as are strictly necessary to evaluate the Confidential Information." "Confidential Information" was defined to include "commercial, contractual, corporate and financial information" provided by Cairn and specifically included the RFP information. A-3 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 28 of 50 PageID #: 53

12. HSBC further agreed to "use the Confidential Information solely for the purposes for which it is provided, details of which are set out in the RFP." After the confidentiality agreement was fully executed, Cairn and the Advisor provided HSBC with the RFP, which contained Confidential Information about the Cairn FX Transaction. 13. The RFP provided in relevant part that: The RFP contains confidential information and has been delivered to relationship banks for information only and on the express understanding that (a) they shall keep the information included in the RFP confidential (except to the extent that such information is in the public domain), and (b) use it only for the purpose set out below. Save as specifically agreed in writing by Cairn, the RFP must not be copied, reproduced, disclosed, distributed or passed, in whole or in part, to any other person. The purpose of the RFP is to assist the relationship banks in their analysis of the proposed currency exchange transaction. The RFP should not be used for any other purpose without the prior written consent of Cairn. 14. Employees of HSBC who were given access to the Confidential Information were made "insiders" by HSBC to the Cairn FX Transaction. In or about October 2011, Mark Johnson, the head of global foreign exchange cash trading at HSBC, became an "insider" to the Cairn FX Transaction. In or about November 2011, Stuart Scott, HSBC's head of FX cash trading for EMEA also became an "insider" to the Cairn FX Transaction. As "insiders," Johnson and Scott knew they had an obligation not to misuse the Confidential Information, including by front-running. 15. After receiving the RFP, HSBC employees sought to win the bid for the Cairn FX Transaction. HSBC's pitch materials listed Mark Johnson as a member of the HSBC team for the transaction, along with the head of corporate structuring for EMEA at that time ("Salesperson 1"). 16. In the pitch materials, HSBC employees made representations to Cairn and the Advisor about confidentiality and HSBC's ability to execute the Cairn FX Transaction at A-4 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 29 of 50 PageID #: 54

the best possible price and with the lowest possible risk of financial loss for Cairn. For example, the written HSBC pitch presentation stated: a. "Time to execute is essentially a choice for the company, as HSBC is able to provide one quote for the full amount or even drip feed the market in utmost confidential nature so as to ensure there are no sudden FX moves against the company;" b. "HSBC would work with you to ensure best execution [of the Cairn FX Transaction] during the day"; and c. "[I]t is in the interest of the company to manage the process jointly with HSBC in case of undue market volatility. We would like to execute this in the best interest of the company " B. HSBC Selected to Handle the Cairn FX Transaction 17. On or about October 18,2011, Caim, through its Advisor, notified HSBC that it had been selected to handle the Caim FX Transaction "because they are the best and [had] acknowledged that they now have the pressure to deliver best execution." 18. Despite knowing that HSBC had represented to Caim that it would execute the transaction in a manner consistent with Caim's best interests and keep the Caim FX Transaction confidential and in breach of HSBC's duty of trust and confidence to Cairn, HSBC devised a scheme to benefit itself at Cairn's expense by (a) using its insider knowledge of the details of the Caim FX Transaction to front-run that transaction, and (b) ramping the price of Sterling/Dollar to the benefit of HSBC, and to the detriment of Caim. 19. In a telephone call with Caim and the Advisor on or about November 28, 2011, Mark Johnson and Stuart Scott were notified that the Caim FX Transaction might occur soon. A-5 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 30 of 50 PageID #: 55

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20. On that same day, on or about November 28, 2011, in preparation for a call among Cairn, the Advisor and HSBC employees, Salesperson 1 gave advice about ramping the market in a manner that would not raise suspicions of Cairn or the Advisor. Salesperson 1 stated to Stuart Scott during a telephone call that, among other things, Cairn viewed the Advisor "as an agent in between who will be closely monitoring it when we are doing [the Cairn FX Transaction], ... So we don't want . . . to push the market too much high[er] . . . and at the same time we do want to make money on this."

21. On or about November 30, 2011, Mark Johnson made a purchase of Sterling in exchange for Euros, which was booked in his P-book. Johnson held the Sterling he purchased until the day of the Cairn FX Transaction, when he sold the currency for a profit to HSBC.

22. On or about December 5, 2011, Mark Johnson and Stuart Scott received additional information regarding the timing of the Cairn FX Transaction. Specifically, a news article was circulated to them reporting that the underlying sale by Cairn of its Indian subsidiary had received regulatory approval.

23. On that same day, on or about December 5, 2011, Mark Johnson traveled to New York. While in New York, Johnson directed an FX trader in HSBC's New York office to purchase Sterling in exchange for Dollars, which Johnson later sold for a profit to HSBC on the day of the Cairn FX Transaction. The next day, on or about December 6, 2011, Stuart Scott purchased Sterling in exchange for Euros, which Scott later sold for a profit to HSBC on the day of the Cairn FX Transaction.

C. The Execution of the Cairn FX Transaction

24. On or about December 7, 2011, Cairn contacted HSBC about executing the Cairn FX Transaction on that day. Salesperson 1 arranged for a call at approximately 1:35

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PM London time between Cairn, the Advisor, Salesperson 1 and Mark Johnson and Stuart Scott to discuss whether the Cairn FX Transaction should be executed at the 3 PM fix or the 4 PM fix. HSBC knew that it was advantageous to it, and disadvantageous to Cairn, to execute the Cairn FX Transaction at the 3 PM fix because there was less liquidity at the 3 PM fix and currency prices at that earlier time were easier to manipulate than prices at the 4 PM fix.

25. During the December 7, 2011 call, Stuart Scott falsely and fraudulently suggested to Cairn that the 3 PM fix had more liquidity than the 4 PM fix. When confronted by the Advisor about that assertion, Scott falsely and fraudulently stated that the fixes were the same in terms of liquidity. Scott then stated there was more trading volatility at the 4 PM fix and Mark Johnson stated that he "personally would recommend" the 3 PM fix "so there's an element of surprise." Scott further stated that: "That's an excellent point actually, yeah. Because people do look for that, for the significant flows to happen at 4 o'clock and once they get a smell of that or a smell of significant flow going through, they will try to jump in front and start to muck around in the markets." Cairn followed the HSBC recommendation to execute the Cairn FX Transaction at the 3 PM fix.

26. Mark Johnson and Stuart Scott, anticipating that the execution of the Cairn FX Transaction by HSBC would drive up the price of Sterling/Dollar, quickly orchestrated front-running purchases of Sterling for HSBC. Specifically, within minutes of the December 7, 2011 telephone call with Cairn, Scott directed the purchasing of Sterling/Dollar in his P-book. Johnson and Scott also caused other FX traders at HSBC in both London and New York to purchase Sterling prior to the Cairn FX Transaction in their P-books.

27. On or about December 7, 2011, Cairn placed its order with HSBC to buy approximately 2.25 billion Sterling (equivalent to selling approximately $3.5 billion) in two

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tranches prior to the 3 PM fix—at approximately 1:51 PM and 2:28 PM London time. Johnson and Scott were in communication with each other concerning the execution of the Cairn FX Transaction. For example, during a consensually recorded telephone call at approximately 2:27 PM London time, Johnson commented to Scott, "Seems that they're starting to bite," in reference to Cairn's orders. In response, Scott stated, "full amount" (indicating that Cairn had authorized the full order of 2.25 billion Sterling). Johnson then responded, "No, you're kidding?" Scott then re-confirmed that Cairn had indeed authorized the full purchase, to which Johnson replied: "Ohhhh, f***ing Christmas."

28. During a consensually recorded telephone call at approximately 2:54 PM London time, Mark Johnson and Stuart Scott discussed the Cairn FX Transaction again. During that call, Johnson and Scott discussed how high they could "ramp" the price of Sterling/Dollar before Cairn would "squeal." Scott also provided a trader ("Trader 1") with guidance about how high to push the price of Sterling/Dollar prior to the 3 PM fix, when the Cairn FX Transaction would be priced. HSBC "ramped" the price Sterling/Dollar by aggressively trading before and during the fix in a manner designed to increase the price of Sterling/Dollar. As a result, the price of Sterling/Dollar spiked around the 3 PM fix. Indeed, in the 30 seconds before and 30 seconds after 3:00 PM London time, the price of Sterling/Dollar reached a market high for the day, allowing Johnson, Scott, and other FX traders at HSBC to generate significant profits in their P-books from their prior Sterling purchases by selling that Sterling at the higher prices generated by HSBC. HSBC did not disclose Johnson or Scott's P-book trades or the P-book trades of other FX traders at HSBC in Sterling to Cairn.

29. On or about December 7, 2011, Cairn and the Advisor monitored the price of Sterling in the FX market in anticipation of the Cairn FX Transaction. When Cairn and the

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Advisor observed upward movement in the price of Sterling between 2:00 PM and 3:00 PM London time, they questioned Salesperson 1 about these price movements. At approximately 2:45 PM London time, Salesperson 1 told Mark Johnson and Stuart Scott that Cairn and the Advisor were calling at "every uptick" in reference to the price of Sterling. Finally, just after 3:00 PM London time, Salesperson 1 told Johnson and Scott that he had told Cairn and the Advisor that a "[R]ussian name" was buying at the same time as Cairn. Accordingly, Johnson and Scott knew that Cairn and the Advisor had been falsely and fraudulently assured that the upward price movement in Sterling/Dollar was attributable to a "[R]ussian name."

30. Soon after 3:00 PM London time on or about December 7, 2011, Mark Johnson and Stuart Scott, together with others from HSBC, discussed the Cairn FX Transaction with Cairn and the Advisor. Johnson and Scott, among others, made and caused to be made misrepresentations to Cairn and the Advisor to conceal HSBC's misconduct with respect to, among other things, the cause of the upward price movement in Sterling/Dollar prior to the 3 PM fix and the timing and manner in which HSBC handled the Cairn FX Transaction.

31. For example, Stuart Scott represented to Cairn and the Advisor that the Cairn FX Transaction went "okay" despite an "initial jump" in the price, which he falsely and fraudulently attributed to trading by a Russian bank, in reference to the "[R]ussian name" that Salesperson 1 had previously discussed with Cairn and the Advisor. Contrary to Scott's representation and as Scott well knew, HSBC was responsible for the increase in the price of Sterling/Dollar prior to the Cairn FX Transaction, not a Russian bank.

32. Additionally, Stuart Scott falsely and fraudulently stated to Cairn and the Advisor that HSBC began "taking action" in the FX market approximately five minutes prior to the 3 PM fix. Contrary to Scott's assertion, and as Scott well knew, HSBC had purposefully

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been exerting upward pressure through its transactions in the Sterling/Dollar market well prior to 2:55 PM London time. 33. In the days immediately following this discussion. Cairn undertook to settle the Cairn FX Transaction with HSBC, during which process wires sent in furtherance of the scheme were transmitted from the Eastern District of New York to outside the State of New York. Specifically, Cairn settled the Caim FX Transaction by transferring U.S. dollars through a U.S. financial institution ("Financial Institution A"), to HSBC, Financial Institution A only accepted and released these funds to HSBC following customary checks and approvals by personnel in Financial Institution A's offices in Brooklyn, New York. Financial Institution A personnel performed these checks and obtained the requisite approvals from Brooklyn by electronically accessing Financial Institution A's mainframe, which was located outside the State of New York. Each check and approval occurred through an interstate wire communication between Brooklyn, where Financial Institution A personnel were located at the time, and Financial Institution A's mainframe, which was located outside the State of New York. 34. In total, HSBC gained approximately $5,000,000 from its execution of the Caim FX Transaction and approximately $3,000,000 from the P-book trades of the London and New York FX traders. IV. The Victim Company 2 FX Transaction 35. In early 2010, Victim Company 2 planned to acquire the Asian business unit of another financial services company. To satisfy the terms and conditions of the proposed deal, it needed to acquire a significant amount of U.S. Dollars. As Victim Company 2's balance sheet was denominated in British Pounds, it planned to sell British Pounds to purchase the U.S. Dollars. A-10 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 35 of 50 PageID #: 60

36. HSBC employees provided recommendations to Victim Company 2 about how to structure and execute its FX transaction, and pitched its FX trading capabilities to Victim Company 2. In connection with those discussions. Victim Company 2 and HSBC employees, on behalf of HSBC, entered into a confidentiality agreement that governed all information relating directly or indirectly to the proposed transaction. Under this agreement, HSBC agreed to keep all such information "secret and confidential," to not disclose such confidential information, and to not use any confidential information "for any purpose (including but not limited to, any competitive or commercial purpose)" other than in connection with the proposed transaction. Accordingly, HSBC and certain of its employees knew that HSBC had an obligation not to misuse Victim Company 2's confidential information. 37. On February 24, 2010, HSBC employees made their initial "pitch" presentation to Victim Company 2 concerning the FX transaction. The following day, an HSBC employee e-mailed Victim Company 2 proposing a call with HSBC's global head of foreign exchange (the "Global FX Head") to provide greater precision on the levels of liquidity and pricing to which HSBC could commit. In that e-mail, the HSBC employee represented that HSBC's Global FX Head "was already an insider on this trade and bound to confidentiality." 38. The next day, Friday, February 26,2010, the Global FX Head approached the head of HSBC's London FX spot desk (the "London Spot FX Head") for information relevant to the Victim Company 2 FX transaction. The Global FX Head asked him for pricing information and an assessment of liquidity for spot FX transactions in GBPAJSD of various large sizes, such as $1B, $3B, and $5B. During this conversation, the Global FX Head further told the London Spot FX Head that HSBC would be selling, rather than buying, cable in this transaction. A-11 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 36 of 50 PageID #: 61

This indicated to the London Spot FX Head that a client had provided information to HSBC in confidence about a large FX transaction that it may execute with HSBC in the near future. 39. The London Spot FX Head, having learned that HSBC would likely be selling a large amount of cable, and despite knowing that this information was confidential, perpetrated a scheme to defraud Victim Company 2 by misappropriating this confidential information for his own benefit and that of the bank in violation of the duty of trust and confidence that HSBC owed to Victim Company 2. Specifically, HSBC's London Spot FX Head, based on the confidential information of Victim Company 2 (that is, based on the fact that Victim Company 2 was to sell cable in the immediate future): (a) traded ahead of, or "frontran," Victim Company 2 by placing proprietary trades in advance of the client with the expectation that HSBC's trading for Victim Company 2 would depress the price of cable in a manner that benefitted any "short" positions taken by HSBC; and (b) executed the Victim Company 2 FX Transaction in a manner designed to cause the price of Sterling to fall, thereby causing Victim Company 2 to transact at less favorable prices and allowing HSBC's London Spot FX Head to cover his short positions and to make money. 40. During the afternoon of February 26, 2010, the London Spot FX Head sent an international wire communication from London, England to the Southern District of New York in the form of a Bloomberg chat message to an HSBC trader in New York requesting that he sell 25M GBPAJSD on his behalf and to put it on the "overnight sheet." The London Spot FX Head received this currency in his P-Book on Monday morning, March 1, 2010. 41. Then over the weekend of February 27 and 28, 2010, the media reported the news of Victim Company 2's potential acquisition. Over the course of the weekend. Victim Company 2 decided to move forward with its FX transaction, and it informed HSBC that it A-12 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 37 of 50 PageID #: 62

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would be executing the FX transaction on Monday, March 1, 2010. On Sunday, February 28, 2010, the Global FX Head contacted the London Spot FX Head to request that he be at the trading desk early on Monday morning.

42. On Monday morning, March 1, 2010, the Global FX Head instructed the London Spot FX Head to take over HSBC's cable franchise trading book from HSBC's regular cable trader in order to execute the Victim Company 2 FX Transaction. Before executing the FX Transaction, however, the London Spot FX Head continued to front-run the transaction by establishing short cable positions in his P-Book. Between approximately 5:45 a.m. and 8:09 a.m., the London Spot FX Head established a short position of approximately £95M GBP/USD in his proprietary trading book. This included the approximately £25M that the London Spot FX Head received from HSBC New York, as well as approximately £20M that the London Spot FX Head sold to HSBC Hong Kong, and approximately £50M that the London Spot FX Head sold to third parties from his proprietary trading book.

43. At approximately 10 a.m. on March 1, 2010, the Victim Company 2's Board of Directors approved the deal to acquire the Asian business unit, and shortly thereafter, Victim Company 2 agreed to execute its FX transaction with HSBC. HSBC executed the transaction using several types of financial instruments, including an option and forward. As part of the transaction, HSBC sold approximately £5.3 Billion GBP/USD in the spot FX market in its GBP/USD franchise book. Victim Company 2 and HSBC agreed that HSBC would execute the Victim Company 2 FX transaction based on a "no-worse-than" price. HSBC would sell the cable in the foreign exchange market, and if it was able to achieve a price that was better (higher) for Victim Company 2, it would offer Victim Company 2 a price improvement.

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Specifically with respect to price, HSBC stated to Victim Company 2 that, "As agreed, these are 'no-worse-than' prices. Should we be in a position to improve, we will revert." 44. As HSBC began to execute the transaction shortly after 10 a.m., the price of cable began to decrease. It did not, however, decrease as far as the lower "no-worse-than" price that it had quoted to Victim Company 2. In order to justify that lower price, and to further increase the value of HSBC s front-running positions that he had previously established that benefitted from a lower price of cable, the London Spot FX Head traded in a manner consistent with an intent to drive down the price of cable even further. As a result of HSBC's trading, the GBPAJSD price reached a low for the day at approximately 11:40 A.M. The London Spot FX Head closed out his P-Book positions shortly thereafter, at approximately 11:52 A.M, benefitting from the low price and making a profit for HSBC of approximately $3.6 million. HSBC did not disclose the London Spot FX Head's P-Book trades to Victim Company 2. 45. HSBC also made a significant profit from its execution of the Victim Company 2 FX Transaction. By trading in a manner consistent with an intent to drive down the price of cable, HSBC profited by selling high and then "buying low" when it transacted with Victim Company 2 based on the low "no-worse-than" price. Before settling the transaction, HSBC gave Victim Company 2 a price improvement. Even with that price improvement, HSBC made a profit of approximately $34.8 million on its execution of the Victim Company 2 FX Transaction. A-14 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 39 of 50 PageID #: 64

ATTACHMENT A-1 A-15 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 40 of 50 PageID #: 65

ATTACHMENT B CERTIFICATE OF CORPORATE RESOLUTIONS WHEREAS, HSBC Holdings pic (the "Company") has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section (the "Fraud Section") regarding issues arising in relation to certain fraudulent conduct in executing large client transactions in the foreign exchange markets; and WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Fraud Section; and WHEREAS, the Company's Chief Legal Officer, Stuart Levey, together with outside counsel for the Company, have advised the Board of Directors of the Company of its rights, possible defenses, the Sentencing Guidelines' provisions, and the consequences of entering into such agreement with the Fraud Section; Therefore, the Board of Directors has RESOLVED that: 1. The Company (a) acknowledges the filing of the two-count Information charging the Company with violations of 18 U.S.C. § 1343; (b) waives indictment on such charges and enters into a deferred prosecution agreement with the Fraud Section; (c) agrees to accept a monetary penalty against Company totaling $63,104,000 and to pay such penalty to the United States Treasury with respect to the conduct described in the Information; and (d) agrees to pay the amount of $38,400,000 with respect to the Victim Company 2 transaction. 2. The Company accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) a knowing waiver for purposes of this Agreement and any charges by the United States arising out of the conduct described in the B-1 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 41 of 50 PageID #: 66

attached Statement of Facts of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Eastern District of New York; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Fraud Section prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement; 3. The Corporate Secretary of Company, is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the Corporate Secretary of Company, may approve; 4. The Corporate Secretary oi'Company, is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and 5. All of the actions of the Corporate Secretary of Company, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, conllrmcd. approved, and adopted as actions on behalf of the Company. Date: / By: Corporate Secretary HSBC Holdings pic B-2 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 42 of 50 PageID #: 67

ATTACHMENT C CORPORATE COMPLIANCE PROGRAM In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with U.S. federal law conceming fraud and market manipulation in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates, HSBC Holdings pic (the "Company") agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures of the Company and its subsidiaries and majority-owned and controlled affiliates. Where necessary and appropriate, the Company, including through its subsidiaries and majority-owned and controlled affiliates, agrees to modify its compliance program, including intemal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of intemal controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous compliance program that incorporates policies and procedures designed to effectively detect and deter violations of U.S. federal law conceming fraud and market manipulation in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates, including its global foreign exchange and commodities business. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company's existing intemal controls, compliance code, policies, and procedures: High-level Commitment 1. The Company will ensure that the directors and senior management of the Company and its subsidiaries and majority-owned and controlled affiliates provide strong, explicit, and visible support and commitment to its corporate policy against violations of U.S. C-1 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 43 of 50 PageID #: 68

federal law concerning fraud and market manipulation in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates and its compliance code. Policies and Procedures 2. The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of U.S. federal law conceming fraud and market manipulation in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates, which policy shall be memorialized in a written compliance code. 3. The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of U.S. federal law conceming fraud and market manipulation and violations of the Company's compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of U.S. federal law concerning fraud and market manipulation by personnel at all levels of the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates. These policies and procedures shall apply to all directors, officers, and employees within the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates. The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall: a. address the treatment of confidential client information directly relating to contemplated, potential, or actual orders, or transactions ("Confidential Business Information"), including, with respect to the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates: (i) maintaining documentation sufficient to prove that each employee responsible for handling Confidential Business Information was informed, at or before the time the employee is handling the Information, of the exact obligations agreed to be undertaken by the Company and its subsidiaries and majority-owned and controlled affiliates relating to the client's Confidential Business Information; and (ii) the retention and maintenance of documents and information related to Confidential Business C-2 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 44 of 50 PageID #: 69

Information, including e-mails, audio files, and client agreements in a manner designed to be readily accessible in response to internal and external requests; b. address appropriate conduct in responding to potential conflicts of interest with clients that place orders for execution by HSBC, including through its subsidiaries and majority-owned and controlled affiliates, including procedures for the timing of the execution of client orders; c. reasonably ensure that sales personnel and traders do not communicate inaccurate or misleading information to clients regarding: (i) the amount of markup, commission, or other service charge applied to client orders; and (ii) how orders are executed; d. reasonably ensure that sales personnel and traders do not: (i) work customers' limit orders one or more levels, or "pips," away from the price confirmed with the customer; (ii) include sales markup, through the use of live hand signals, to prices given to customers that communicated with sales staff on open phone lines; (iii) accept limit orders from customers and then inform those customers that their orders could not be filled, in whole or in part, when in fact the Company or its subsidiaries and majority-owned and controlled affiliates were able to fill the order but decided not to do so because they expected it would be more profitable not to do so; (iv) disclose non-public information regarding the identity and trading activity of customers of the Company and its subsidiaries and majority-owned and controlled affiliates to other banks or other market participants, in order to generate revenue for the Company or any of its subsidiaries and majority-owned and controlled affiliates at the expense of its customers; and (v) engage in spoofing or other unlawful trading practices; e. enhance the compliance reporting process that is widely publicized within the global organization and integrated into the Company's, including its subsidiaries and majority-owned and controlled affiliates', other reporting systems, through which employees report known or suspected violations of the Company's, including its subsidiaries and majority-owned and controlled affiliates', policies and U.S. laws and regulations, and that includes a process designed to ensure that known or suspected violations are promptly escalated to appropriate personnel for appropriate resolution and reporting; and f. reasonably ensure that employees within the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates are aware of this Agreement, and the Company's obligations contained herein. Periodic Risk-Based Review 4. The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company. The C-3 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 45 of 50 PageID #: 70

Company shall review its compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving industry standards. Proper Oversight and Independence 5. The Company will assign responsibility to one or more senior corporate executives with oversight of the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates for the implementation and oversight of the Company's compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including intemal audit, the Company's Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy. Training and Guidance 6. The Company will implement mechanisms designed to ensure that its compliance code, policies, and procedures are effectively communicated to all directors, officers, and employees of the Company and its subsidiaries and majority-owned and controlled affiliates. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., traders, sales personnel, legal, and compliance), or positions that otherwise pose a risk to the Company; and (b) corresponding certifications by all such directors, officers, employees and agents certifying compliance with the training requirements. 7. The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and C-4 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 46 of 50 PageID #: 71

appropriate, agents and business partners, on complying with the Company's compliance code, policies, and procedures, including when they need advice on an urgent basis. Internal Reporting and Investigation 8. The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, and employees, concerning violations of U.S. federal law or the Company's compliance code, policies, and procedures. 9. The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of U.S. federal law or the Company's compliance code, policies, and procedures. Enforcement and Discipline 10. The Company will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations. 11. The Company will institute appropriate disciplinary procedures to address, among other things, violations of U.S. federal law concerning fraud and market manipulation in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates and violations of the Company's compliance code, policies, and procedures by the directors, officers, and employees of the Company or its subsidiaries and majority-owned and controlled affiliates. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps C-5 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 47 of 50 PageID #: 72

are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall compliance program is effective. Monitoring and Testing 12. The Company will conduct periodic reviews and testing of its compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of U.S. federal law concerning fraud and market manipulation in the Global Markets business of the Company, its subsidiaries, or majority-owned and controlled affiliates and violations of the Company's code, policies, and procedures, taking into account relevant developments in the field and evolving industry standards. C-6 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 48 of 50 PageID #: 73

ATTACHMENT D REPORTING REQUIREMENTS HSBC Holdings pic (the "Company") agrees that it will report to the Fraud Section periodically, at no less than twelve-month intervals during a three-year term, regarding remediation and implementation of the compliance program and internal controls, policies, and procedures described in Attachment C. During this three-year period, the Company shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least two (2) follow-up reviews and reports, as described below: a. By no later than one year from the date this Agreement is executed, the Company shall submit to the Fraud Section a written report setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the Company's internal controls, policies, and procedures for ensuring compliance with U.S. federal law concerning fraud and market manipulation, and the proposed scope of the subsequent reviews. The report shall be transmitted to Chief — SFF Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, NW, Bond Building, Washington, DC 20530. The Company may extend the time period for issuance of the report with prior written approval of the Fraud Section. b. The Company shall undertake at least two follow-up reviews and reports, incorporating the Fraud Section's views on the Company's prior reviews and reports, to further monitor and assess whether the Company's policies and procedures are reasonably designed to detect and prevent violations of U.S. federal law. c. The first follow-up review and report shall be completed by no later than one year after the initial report is submitted to the Fraud Section. The second follow-up review D-1 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 49 of 50 PageID #: 74

and report shall be completed and delivered to the Fraud Section no later than thirty days before the end of the Term. d. The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Fraud Section determines in its sole discretion that disclosure would be in furtherance of the Fraud Section's discharge of its duties and responsibilities or is otherwise required by law. e. The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the Fraud Section. D-2 Case 1:18-cr-00030-LDH Document 3-2 Filed 01/18/18 Page 50 of 50 PageID #: 75